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                                                                     EXHIBIT 2.2


                                PLAN OF MERGER



     PLAN OF MERGER, dated July 10, 1997, by and between Airways Corporation, a Delaware corporation ("Airways"), and ValuJet, Inc., a Nevada corporation ("VJET"), herein sometimes referred to as the "Surviving Corporation", said corporations being hereinafter collectively referred to as the "Constituent Corporations".

                             W I T N E S S E T H:

     WHEREAS, Airways is a corporation organized and existing under and by virtue of the laws of the State of Delaware and having an authorized capitalization of 1,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued or outstanding and 19,000,000 shares of common stock, $.01 par value per share ("Airways Common Stock"), of which 9,067,937 shares are issued and outstanding as of the date of this Plan of Merger; and

     WHEREAS, VJET is a corporation organized and existing under and by virtue of the laws of the State of Nevada and having an authorized capitalization of 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), no shares of which are issued or outstanding and 1,000,000,000 shares of Common Stock, par value $.001 per share ("VJET Common Stock") of which 54,969,238 shares are issued and outstanding as of the date of this Plan of Merger; and

     WHEREAS, Airways and VJET have entered into a Plan of Reorganization and Agreement of Merger, dated as of July 10, 1997 (the "Merger Agreement"), providing, among other things, for the execution and acknowledgment of this Plan of Merger, the execution, acknowledgment and filing of Articles or Certificates of Merger and the merger of Airways with and into VJET upon the terms set forth in the Merger Agreement and this Plan of Merger; and

     WHEREAS, the respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interest of each of such corporations and their respective stockholders that Airways be merged with and into VJET in the manner contemplated herein and in the Merger Agreement and have adopted resolutions approving this Agreement and the Merger Agreement and have recommended that the merger of Airways with and into VJET (the
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"Merger") be approved, and that this Plan of Merger and the Merger Agreement be approved and adopted by the stockholders of VJET and by the stockholders of Airways;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and subject to the conditions herein set forth, and for the purpose of stating the terms and conditions of the Merger, the mode of carrying the same into effect, the manner of exchanging the shares of VJET Common Stock issued and outstanding immediately prior to the effective date of the Merger for the Merger Price in accordance with Article V hereof, and such other details and provisions as are deemed desirable all as contemplated by
Section 78.451 of the Nevada Revised Statutes and Section 252 of the Delaware General Corporation Law, the parties hereto have agreed, and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                  ARTICLE I.

     The Constituent Corporations shall be merged into a single corporation by Airways merging into and with VJET, the Surviving Corporation, which shall survive the Merger, pursuant to the provisions of the Nevada Revised Statutes and the Delaware General Corporation Law. Upon such Merger, the separate corporate existence of Airways shall cease and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations, and the Surviving Corporation shall become subject to all the debt and liabilities of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them.

                                  ARTICLE II.

     The name of the Surviving Corporation (heretofore "ValuJet, Inc.") shall be changed to AirTran Holdings, Inc.

                                 ARTICLE III.

     A. On the effective date of the merger, which shall be the day the Articles or Certificates of Merger shall have been accepted for filing and filed with the Secretary of the State of the States of Nevada and Delaware (the "Effective Date of the Merger"), the Articles of Incorporation of VJET shall be the Articles of Incorporation of the Surviving Corporation, provided they shall be amended as set forth in ARTICLE II above.
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     B.  On the Effective Date of the Merger, the bylaws of VJET, as in effect on the Effective Date of the Merger, shall remain the bylaws of the Surviving Corporation. Subsequent to the Effective Date of the Merger, such bylaws shall be the bylaws of the Surviving Corporation until they shall thereafter be duly amended, except that such Bylaws shall be amended as set forth in Exhibit B in the Merger Agreement.

                                  ARTICLE IV.

     A. On the Effective Date of the Merger the members of the board of directors of the Surviving Corporation shall be as follows: [FOUR PERSONS TO BE SELECTED BY VJET PRIOR TO THE CLOSING AND THREE PERSONS TO BE SELECTED BY AIRWAYS PRIOR TO THE CLOSING] all of whom shall continue to hold their positions as directors until the 1999 shareholders meeting and thereafter until the election and qualification of their respective successors or until they shall resign, die or otherwise cease to hold such directorships in accordance with the bylaws of the Surviving Corporation.

     B. The Chairman of the Board immediately after the Effective Date of the Merger shall be Robert D. Swenson, a non-employee Director to be designated by Airways.

     C. As of the Effective Date of the Merger, D. Joseph Corr shall become President and Chief Executive Officer of the Surviving Corporation. All other officers of the Surviving Corporation shall be selected by the Chief Executive Officer, subject to the approval of the Board of Directors.

                                   ARTICLE V.

     A. On the Effective Date of the Merger, each of the then issued and outstanding shares of VJET Common Stock shall continue to be an issued and outstanding share of Common Stock of the Surviving Corporation.

     B. On the Effective Date of the Merger, each of the then issued and outstanding shares of Airways Common Stock shall be converted into the right to receive the "Merger Price" which shall be one (1) share of Common Stock of the Surviving Corporation for each share of Airways Common Stock.

     C. The manner of exchanging the shares of Airways Common Stock issued and outstanding immediately prior to the Effective Date of the Merger for the Merger Price to be distributed to the
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Airways stockholders in accordance with paragraph (1) below, shall be as follows:

          (1) On the Effective Date of the Merger, each share of Airways Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and converted into the Merger Price, as allocated below, and each share of treasury stock of Airways shall be cancelled.

          (2) On the Effective Date of the Merger:

               (i) Each record holder of a certificate theretofore evidencing Airways Common Stock who has surrendered the same to VJET, duly endorsed with the signatures appropriately guaranteed and accompanied by any evidence required by VJET, shall be entitled to receive therefor one (1) share of VJET Common Stock for each share of Airways Common Stock surrendered. The exchange agent for VJET, First Union National Bank, Charlotte, North Carolina, will send a notice and a transmittal form to each holder of an outstanding certificate or certificates of Airways Common Stock who on the Effective Date of the Merger has not so surrendered his certificate or certificates, advising such stockholder of the terms of the conversion effected by the Merger, the method of selling any fractional share interest (when applicable) as described in Section (2)(iii) of this Article V, and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the Merger Price allocated therefor. Until so surrendered, each such outstanding certificate which prior to the Effective Date of the Merger represented shares of Airways Common Stock shall be deemed for all corporate purposes (subject to the further provisions of this Section (2)) to evidence ownership of one (1) share of VJET Common Stock. After the Effective Date of the Merger, the stock transfer book of Airways shall be closed and no transfer of Airways Common Stock shall thereafter be made. If, after the Effective Date of the Merger, certificates representing shares of Airways Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing VJET Common Stock.

               (ii) If any certificate of VJET Common stock is to be issued to a person other than the person in whose name the Airways Common Stock certificate is surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person
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requesting such transfer pay to Airways and VJET or the Exchange Agent, as the
case may be, any transfer or other taxes required by reason of the issuance of VJET Common Stock in any name other than that of the registered holder of the Airways stock certificate surrendered or establish to the satisfaction of VJET or the Exchange Agent, as the case may be, that such tax has been paid or is not applicable.

               (iii) Neither certificates nor scrip for fractional shares of VJET Common Stock will be issued but each holder of Airways Common Stock who otherwise would be entitled to receive a fractional share of VJET Common Stock will be entitled in lieu thereof to an amount of cash, without interest, determined by multiplying such fraction times the closing price of VJET's Common Stock as reported for the NASDAQ Stock Exchange in The Wall Street Journal,
                                                   -----------------------
Southeast Edition, on the Effective Date of the Merger. After the expiration of sixty (60) days after the Effective Date of the Merger, the Exchange Agent will sell to VJET, for the account of the holders of such fractional share interests who have not surrendered stock certificates, shares of VJET Common Stock equivalent to the aggregate of such fractional share interests then outstanding. The Exchange Agent will thereafter, subject to any applicable abandoned property or similar law, until one (1) year after the Effective Date of the Merger pay to such holders upon surrender of their certificates representing Airways Common Stock their pro rata proceeds of any such sale, without interest. Any balance of such proceeds and any amounts paid to the Exchange Agent in respect of VJET Common Stock issued in the Merger, certificates for which shall not have been surrendered by the expiration of such one (1) year period, will, together with any interest thereon, be paid over to VJET as soon as practicable after the expiration of such period subject to any applicable abandoned property or similar law. The fee of the Exchange Agent and any expenses of the Exchange Agent incidental to the sale of fractional share interests shall be borne by the Surviving Corporation.

     D. Prior to the Effective Date of the Merger, the Board of Directors of VJET will adopt Airways' stock option plans and assume Airway's obligations under all outstanding warrants and to take such other action as may be required such that on the Effective Date of Merger, any option or warrant to acquire Airways Common Stock granted or issued pursuant to any stock option plan or otherwise that have not been exercised and have not lapsed, shall, by operation of the Merger, be converted into and become, without any action on the part of the holder thereof, an option or right to acquire shares of VJET Common Stock equal to the number of shares of Airways Common Stock subject to such options or warrants prior
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to the Merger. The exercise price for such options or warrants to purchase shares of VJET Common Stock after the Merger shall be the same as the exercise price under such stock options or warrants applicable prior to the Merger. All of the other terms and conditions applicable to the options and warrants to purchase Airways stock prior to the Merger shall continue to apply after the Merger.

     E. If between the date of this Plan of Merger and the Effective Date of the Merger the outstanding shares of VJET Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the conversion ratio set forth in Sections VB and VD above, shall be correspondingly adjusted.

                                  ARTICLE VI.

     This Plan of Merger shall be submitted to the stockholders of the Constituent Corporations for their approval in the manner provided to the extent required by the applicable laws of the States of Nevada and Delaware, at meetings to be held on such date(s) as the respective Boards of Directors of the Constituent Corporations shall agree. After approval by the vote of the holders representing a majority of the issued and outstanding shares of VJET and by Airways, Articles or Certificates of Merger shall be filed as required by the laws of the States of Nevada and Delaware; the Merger being effective when the Articles or Certificates of Merger, as provided by the laws of the States of Nevada and Delaware, are accepted for filing and filed in the office of the Secretary of State of the States of Nevada and Delaware.

                                 ARTICLE VII.

     The Merger may be abandoned at any time (before or after this Plan of Merger shall have been approved by the stockholders of VJET or Airways) prior to the Effective Date of the Merger as provided in, and subject to the conditions set forth in Section 5.03 of the Merger Agreement.

                                 ARTICLE VIII.

     The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Airways, as well as for
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enforcement of any obligation of the Surviving Corporation arising from the
Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of procession any such suit or proceedings. The address to which a copy of such process shall be mailed by the Secretary of State is as follows:

                                   Robert B. Goldberg
                                   Ellis, Funk, Goldberg, Labovitz & Dokson
                                   3490 Piedmont Road, Suite 400
                                   Atlanta, Georgia 30305


                                  ARTICLE IX.

     For the convenience of the parties hereto and to facilitate the filing and recording of this Plan of Merger, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.


     IN WITNESS WHEREOF, each of the Constituent Corporations have caused this Plan of Merger to be executed by its respective duly authorized officers and its respective corporate seal to be impressed thereon, as of the 10th day of July, 1997.

                                        VALUJET, INC.



                                        By /s/ Robert L. Priddy
                                          Robert L. Priddy
                                          Its Chairman of the Board and
                                          Chief Executive Officer


                                        AIRWAYS CORPORATION



                                        By /s/ Robert D. Swenson
                                          Robert D. Swenson
                                          Its President